EXHIBIT 10.112

AGREEMENT

This Agreement (“Agreement”) is made between Bart J. Hyita (referred to herein as “you”) and CONSOL Energy Inc. (referred to herein as “CONSOL”) as it involves your employment with CONSOL.

In consideration of the promises set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1. You have been promoted to the position of Chief Operating Officer, effective February 2, 2007.

2. In order to induce you to accept the position, and in order to compensate you in a manner that is commensurate with this position, CONSOL is recognizing your service with the coal industry as service with CONSOL to the extent needed to give you twenty years service for all purposes under the CONSOL Energy Inc. Supplemental Retirement Plan (the “Plan”).

3. This service recognition is subject to the terms of the Plan. For example, you specifically understand that this service grant will result in your obtaining the maximum years of service that can be taken into account under the Plan. Your service for Plan purposes will, therefore, not change even as you continue in your service with CONSOL in the future.

4. Section 2.2(c) of the Plan provides for an offset for your retirement benefits from other employers for the period of the service recognized hereunder. The documents attached as Exhibit A contain the information that you have provided regarding retirement benefits from employers other than CONSOL.

5. You understand that you will forfeit the benefits under the Plan relating to the additional service credit awarded hereunder if you violate the terms of any nonsolicitation, noncompetition or nondisclosure provision contained in any agreement entered into by and between you and CONSOL and/or any Subsidiary. This includes all stock option plans and agreements. In addition, you will forfeit the additional service credit awarded hereunder if you elect to terminate your employment for any reason prior to age 55. The exception to this is that there will be no forfeiture of additional service credit under the Plan if you elect to terminate your employment following a change in control as a result of a “Constructive Termination Associated with a Change in Control” in accordance with your change of control agreement with CONSOL.

6. The additional service credit applies only to the Plan, and does not affect any other benefit plan, policy, program, practice or arrangement.

7. CONSOL’s Compensation Committee approved this grant.

In witness whereof, the parties have executed this Agreement this 12th day of September, 2007.

Employee:

/s/ Bart J. Hyita
Bart J. Hyita

CONSOL Energy Inc.

By:	/s/ J. Brett Harvey
J. Brett Harvey